Wisk Aero, Archer, and Boeing Reach Agreement To Settle Litigation and Enter into Autonomous Flight Collaboration; Boeing Invests in Archer’s Latest Funding Round MOUNTAIN VIEW, CA & SANTA CLARA, CA. – (BUSINESS WIRE) – Wisk Aero (“Wisk”) and Archer Aviation (“Archer”) (NYSE: ACHR), leaders in the Advanced Air Mobility (AAM) market, along with The Boeing Company (“Boeing”) (NYSE: BA), today announced that they have reached a settlement to resolve the federal and state court litigation between the parties on undisclosed terms. Simultaneously, the parties have entered into a collaboration that looks forward to the growth and development of the AAM industry. Archer has agreed to make Wisk its exclusive provider of autonomy technology for future variants of Archer’s aircraft. As part of the parties’ collaboration, Boeing is making an investment in Archer that will support the integration of Wisk’s autonomous technology in future variants of Archer’s aircraft. About Wisk Wisk is an advanced air mobility (AAM) company dedicated to delivering safe, everyday flight for everyone. Wisk’s self-flying, eVTOL (electric vertical takeoff and landing) air taxi will make it possible for passengers to skip the traffic and get to their destination faster. Wisk is a fully- owned Boeing subsidiary that operates separately from Boeing and is headquartered in the San Francisco Bay Area, with locations around the world. With over a decade of experience and over 1600 test flights, Wisk is shaping the future of daily commutes and urban travel, safely and sustainably. Wisk is on a journey to deliver safe, autonomous, all-electric, everyday flight, join us and learn more here. About Archer Archer is designing and developing electric vertical takeoff and landing aircraft for use in urban air mobility networks. Archer’s mission is to unlock the skies, freeing everyone to reimagine how they move and spend time. Archer’s team is based in Santa Clara, CA. To learn more, visit www.archer.com. About Boeing As a leading global aerospace company, Boeing develops, manufactures and services commercial airplanes, defense products and space systems for customers in more than 150 countries. As a top U.S. exporter, the company leverages the talents of a global supplier base to advance economic opportunity, sustainability and community impact. Boeing's diverse team is committed to innovating for the future, leading with sustainability, and cultivating a culture based on the company's core values of safety, quality and integrity. Join our team and find your purpose at boeing.com/careers. CONTACTS Wisk Aero media@wisk.aero Archer The Brand Amp - Archer@TheBrandAmp.com